Exhibit 5.1

                                           September __, 1997





Board of Directors
Amerihost Properties, Inc.
2400 East Devon Avenue,
Suite 280
Des Plaines, Illinois  60018

          RE:  Registration Statement on Form S-3

Gentlemen:



     You have requested our opinion in connection with the above-referenced Registration Statement on Form S-3 (the "Registration Statement") of Amerihost Properties, Inc. (the "Company"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 464,900 shares of the common stock of the Company, $.005 par value (the "Common Stock"). Of the shares to be registered, (i) 75,000 represent shares of Common Stock which are currently issued and outstanding (the "Issued
Shares"); (ii) 140,550 represent shares of Common Stock issuable upon the exercise of warrants (the "Warrant Shares"); and (iii) 249,350 represent shares of Common Stock to be issued upon the exchange of equity interests in three partnerships in which a subsidiary of the Company is the general partner (the "Exchangeable Shares" and, together with the Issued Shares and the Warrant Shares, the "Shares").



     We have examined or considered:

          1. A copy of the Company's Restated Certificate of Incorporation, as amended.

          2.  The By-Laws of the Company.

          3. Telephonic confirmation of the Secretary of State of Delaware, as of a recent date, as to the good standing of the Company in that state.

          4. Copies of resolutions duly adopted by the Board of Directors of the Company relating to the Shares.

          5.  Copies of the forms of warrants underlying the Warrant Shares.

          6. Copies of the partnership agreements granting the exchange rights with respect to the Exchangeable Shares.

     In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Based on the foregoing, we are of the opinion that (i) the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) all corporate proceedings necessary for the authorization, issuance and delivery of the Warrant Shares and the Exchangeable Shares have been duly taken and upon acquisition pursuant to the terms of the warrants and the terms of the partnership agreements, the Warrant Shares and the Exchangeable Shares will be validly issued, fully paid and nonassessable.



     Members of our firm are admitted to the practice of law in the State of Illinois and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the laws of the United Stated of America. We hereby consent to the references to our firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                              Very truly yours,



                              McDERMOTT, WILL & EMERY